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                               1998 EXECUTIVE
                            SAVINGS PLANS BROCHURE













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TABLE OF CONTENTS

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
Advantages of the Executive Savings Plans for You.......................... 1

Important Information About the Executive Savings Plans.....................2

   Why Executive Savings Plans..............................................2

   Who is Eligible..........................................................2

How the Plans Work..........................................................4

   Automatic Restoration Option Mirrors 401(k)..............................4

   Incentive (MIP) Deferral Option Offers Company Match.....................4

   Salary Deferral Option Offers Flexibility................................5

   Limited Bonus Deferral Option............................................5

   Making Changes...........................................................5

Investing Your Savings......................................................6

   Changing Your Investment Choices.........................................6

   More About Your Investment Credit Choices................................7

   Receiving Information About Your Account.................................7

Distributions From the ESP..................................................8

   Receiving Your Distributions.............................................8

   Choosing Your Distribution Method........................................8

What to Do Next.............................................................9

Important Questions and Answers About the Executive Savings Plans Options..10

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As an executive of United HealthCare, you are eligible to participate in the
Executive Savings Plans. These plans have been enhanced for 1998 to make them more effective for you by clarifying the deferral opportunities and simplifying the enrollment procedures. This brochure outlines the changes and provides details of how you can benefit from these special compensation deferral plans.

ADVANTAGES OF THE EXECUTIVE SAVINGS PLANS FOR YOU

As an important component of United HealthCare's competitive benefits program, the Executive Savings Plans (ESP) offer you a tremendous opportunity to save for your future. The Plans:

- Enable you to postpone taxes by deferring your compensation until a later date when you leave the company, or until the event of total permanent disability or death;

- Ensure that you receive the advantages of the 401(k) Savings Plan, including the maximum tax deferral opportunity and company matching contributions, by automatically enrolling you in the ESP Automatic Restoration Option and allowing you to defer your MIP bonus under the Incentive (MIP) Deferral Option; and

- Have been designed to be flexible and allow you to choose among the various options to develop an individual deferral strategy that best meets your personal financial needs.

For 1998, the ESP Options include:

- Automatic Restoration Option

- Incentive (MIP) Deferral Option

- Salary Deferral Option

- Limited Bonus Deferral Option

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IMPORTANT INFORMATION ABOUT THE EXECUTIVE SAVINGS PLANS

WHY EXECUTIVE SAVINGS PLANS

At United HealthCare, we are committed to providing you opportunities that help you prepare for a financially secure future. The 401(k) Savings Plan, Employee Stock Ownership Plan and Employee Stock Purchase Plan offer all eligible employees options for accumulating savings and retirement assets.

However, these plans are subject to restrictive tax rules. Recognizing that these rules limit the amount you can defer into those plans, United HealthCare created the Executive Savings Plans. These non-qualified deferred compensation plans allow you to defer virtually as much of your compensation as you wish through means that leverage the current tax environment.

The Plans are not subject to the same restrictions placed upon qualified plans, such as the annual 401(k) elective deferral dollar limits or compensation limits. The Plans are unfunded plans, which means that funds or contributions are not set aside in a trust and are subject to the claims of the general creditors of United HealthCare. Each plan is intended to be an unfunded pension plan maintained by United HealthCare for a select group of management or highly compensated employees.

WHO IS ELIGIBLE

To participate in the Executive Savings Plans, you must meet certain eligibility requirements.

1. For all Options, you must be an employee with at least 30 days of service in an eligible class at United HealthCare. The following are eligible classes in 1998:

   AUTOMATIC RESTORATION OPTION, INCENTIVE (MIP) DEFERRAL OPTION AND SALARY DEFERRAL OPTION:

   - Grades 33 and above

   - Medical Directors M2 - M4

   - Clinical Medical Staff DC2 - CD3, CM2 - CM3

   LIMITED BONUS DEFERRAL OPTION:

   - As designated by the Board of Directors

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2. Participation under the Plans is available the first day of the calendar month following completion of the 30-day eligibility requirement. Employees who become newly eligible during the year will receive enrollment materials prior to their eligibility date.

3. To participate in the Automatic Restoration Option, you must participate in the 401(k) Savings Plan and reach one of the following IRS limits during 1998:

   - Earn $160,000 in eligible compensation (the same limit was applicable in
     1997)

   - Make 401(k) Savings Plan deferrals that reach the 1998 IRS annual limit of $10,000 (increased from $9,500 in 1997)

   YOU WILL AUTOMATICALLY BE ENROLLED IN THIS OPTION, AS DESCRIBED IN FURTHER DETAIL ON THE NEXT PAGE, UNLESS YOU ELECT NOT TO PARTICIPATE.

4. You may enroll in the Incentive (MIP) Deferral Option for 1998 only during the December 1997 enrollment period or when you become newly eligible during the year.

5. Enrollment for the Salary Deferral Option may be made for 1998 during the December 1997 enrollment period or during the 1998 calendar year for future 1998 earnings.

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HOW THE PLANS WORK

AUTOMATIC RESTORATION OPTION MIRRORS 401(K)

As long as you participate in the 401(k) Savings Plan, you automatically participate in the ESP Automatic Restoration Option. The Option:

- Automatically defers the same percentage amount of your eligible pay on a pre-tax basis that you contribute to the 401(k) Savings Plan, after your 401(k) Savings Plan elective deferrals reach the 1998 IRS dollar limit of $10,000 or when you earn $160,000 in eligible pay; and

- Provides a United HealthCare matching contribution of 50 cents for each dollar deferred, up to the first six percent of your eligible pay. These matching contributions receive the same investment credits that you elect for your own contributions.

When you reach one of the IRS 401(k) annual limits (listed above), your Automatic Restoration Option deferrals begin in the following pay period. If you do not wish to participate in the Automatic Restoration Option, you may "opt out" by electing not to participate in this Option on the Deferral Election Form.

INCENTIVE (MIP) DEFERRAL OPTION OFFERS COMPANY MATCH

This Option allows you to defer a portion or all of your Management Incentive Plan (MIP) bonus (1997 MIP bonus paid in 1998) into the ESP and receive a company matching contribution. Enrollment in this Option is the only way to get an employer match on your MIP bonus.

You may defer 6 percent, 25 percent, 50 percent, 75 percent, or 100 percent of your bonus by making a one-time election prior to the beginning of each calendar year. You may not change your incentive deferral election during the year. You will receive a company matching contribution of 50 cents on every dollar you defer up to 6 percent of your total Incentive (MIP) Deferral Option amount.

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SALARY DEFERRAL OPTION OFFERS FLEXIBILITY

With this Option, you can defer from 1 percent to 100 percent of all 1998 eligible pay, excluding MIP bonus payments. Salary Deferral Option contributions begin within your first eligible pay period in 1998. There is no employer match in this Option.

During the course of the year, you may make an election that will allow you to increase your deferral percentage or stop your deferral entirely. This election must be made at least one full pay period in advance of the date when you want this change to become effective.

LIMITED BONUS DEFERRAL OPTION

This Option is available only to those United HealthCare executives who are eligible for special bonus amounts that are declared by United HealthCare's Board of Directors or Compensation Committee or their designees.

If you are eligible to make deferrals of special bonuses under the Limited Bonus Deferral Option, you will be notified in advance. At that time, you will receive an enrollment form. You may defer from 1 percent to 100 percent of any 1998 special bonuses before they are earned.

MAKING CHANGES

Under the current tax laws, once your deferral election is made, it is irrevocable. However, you may increase or stop your deferral during the year under the Salary Deferral Option. Once the deferrals are suspended, they may not be resumed until the beginning of the next calendar year.

If you wish to increase or stop your payroll deductions, call the Plan Administrator at (612) 936-1653 to obtain the appropriate Executive Savings Plans form.

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INVESTING YOUR SAVINGS

You may elect to have your ESP deferrals and matching United HealthCare contributions credited with investment earnings from one or more of the four investment credit funds offered under the Plans.

These funds include the:

- First American Prime Obligations Fund

- Loomis Sayles Bond Fund

- First American Equity Index Fund

- PBHG Growth Fund

As you select your investment credit fund(s), keep in mind that your elections are subject to investment risk. As with any investment, if the returns credited on the fund(s) you choose are positive, your account balance will have positive credits. If the returns credited are negative, your account balance will decline. Remember, as unfunded plans, the investment credit funds are merely measuring tools to determine the value of your account under the Plans, and United HealthCare is not required to purchase such investments. Please review the fund information provided with your enrollment materials before making your decision.

If you make no investment credit election, you will receive credits as if you had elected the Loomis Sayles Bond Fund.

CHANGING YOUR INVESTMENT CHOICES

You may change your investment credit choices once per calendar quarter on any business day during that quarter. To make a change, you must complete and submit an Investment Credit Election Form to the Plan Administrator. If the form is received by the Plan Administrator by noon Central time, the change will become effective the following business day.

You also may elect to have your future contributions credited differently from your existing account balance for investment return purposes. When you make your investment election for 1998, it will not affect your existing account balance unless you actively elect to reallocate it. To reallocate your existing account balance, complete the Investment Credit Election Form.

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MORE ABOUT YOUR INVESTMENT CREDIT CHOICES

You can elect to have your account credited with the investment performance of one or any combination of the following four funds:

- FIRST AMERICAN PRIME OBLIGATIONS FUND. The fund's investment objective is maximum current income to the extent consistent with the preservation of capital and the maintenance of liquidity. The fund invests in money market instruments including debt obligations issued by the U.S. government, its agencies or instrumentalities, and corporate obligations including high-grade commercial paper, non-convertible corporate debt and loan participation interests. The fund may also invest in repurchase agreements related to these securities.

- LOOMIS SAYLES BOND FUND. The fund's investment objective is high total investment return through a combination of current income and capital appreciation. The fund seeks to attain its objective by normally investing substantially all of its assets in debt securities (including convertibles), although up to 20 percent of its assets may be invested in preferred stocks. At least 65 percent of the fund's total assets may be invested in bonds. The fund may invest any portion of its assets in securities of Canadian issuers, and a limited portion of its assets in securities of other foreign issuers. The fund will also invest less than 35 percent of its assets in securities of below investment grade quality.

- FIRST AMERICAN EQUITY INDEX FUND. This fund seeks to achieve investment results that correspond to the performance of the Standard and Poor's 500 Composite Stock Price Index (S&P 500). The fund invests substantially in common stocks included in the S&P 500. The fund's advisor believes that its objective can best be achieved by investing in the common stocks of approximately 250 to 500 of the issues included in the S&P 500.

- PBHG GROWTH FUND. The fund seeks capital appreciation and invests primarily in common stocks of small and medium capitalization companies believed to have an outlook for strong earnings growth and the potential for significant capital appreciation. The average market capitalizations or annual revenues of holdings in the portfolio may fluctuate over time as a result of market valuation levels and the availability of specific investment opportunities.

You may elect to have your accounts credited with investment performance in any combination of the investment credit funds in 1 percent increments, as long as your total investment percentage equals 100 percent. If you make no investment credit election, you will receive credits as if you had elected the Loomis Sayles Bond Fund.

RECEIVING INFORMATION ABOUT YOUR ACCOUNT

You will receive a statement, currently on a quarterly basis, showing the status of your account credits in the ESP. In addition, you have daily access to information about your account by calling the Retirement Plans Service Center at 1-888-842-2756.

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DISTRIBUTIONS FROM THE ESP

RECEIVING YOUR DISTRIBUTIONS

Distributions will be available only upon termination, permanent total disability or death. You can expect to receive your lump sum or first installment distribution beginning the February following the end of the calendar year in which the distribution event occurs. The distribution method is chosen upon your initial enrollment in the Plans and cannot be changed.

CHOOSING YOUR DISTRIBUTION METHOD

You have three distribution methods to choose from. The method you choose will be used for distributions for all four options in the Executive Savings Plans. If you do not elect a distribution option, you will automatically receive a lump sum payout of your account balance the February following the year of your termination, permanent total disability or death.

- LUMP SUM: A single payment of your entire account balance is paid out to you in February following the year in which you terminate, become disabled or die. For example, if you terminate employment on January 12, 1998, you will receive a single lump sum distribution in February 1999.

- THREE-YEAR INSTALLMENTS: The three installments will be paid annually beginning the February following the end of the calendar year in which you terminate, become disabled or die. For example, if you terminate employment on November 1, 1998, your installments will be paid in February 1999, February 2000 and February 2001.

- FIVE-YEAR INSTALLMENTS: The five installments are paid annually beginning the February following the end of the calendar year in which you terminate, become disabled or die. For example, if you terminate employment on April 25, 1998, your installments will be paid in February 1999, February 2000, February 2001, February 2002 and February 2003.

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WHAT TO DO NEXT

- If you make a deferral election in the 401(k) Savings Plan, you will be enrolled automatically in the Automatic Restoration Option at your then current 401(k) Savings Plan deferral percentage. If you wish to "opt out" of this election, you must indicate so on a Deferral Election form.

- Decide whether or not participating in one of the other ESP Options is right for you. You may find it helpful to consult with a tax or financial advisor. Then, if you decide to enroll, complete and return the appropriate ESP election and beneficiary forms included in your packet. If you do not designate a beneficiary, your benefits will be paid in accordance with the Plan's provisions in the event of your death.

- If you have questions, call the Plan Administrator at (612) 936-1645.

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IMPORTANT QUESTIONS AND ANSWERS ABOUT THE EXECUTIVE SAVINGS PLANS OPTIONS

Q1. WHAT ARE THE DIFFERENCES BETWEEN THE EXECUTIVE SAVINGS PLANS AND THE 401(k) SAVINGS PLAN?

A1. The United HealthCare 401(k) Savings Plan is a "qualified plan" under the Internal Revenue Code. Under 401(k) plans, participants can defer income into a trust fund, subject to certain limits. The chief limitations of 401(k) plans for executives are the various IRS-imposed caps on the amount that can be deferred.

     Because the Executive Savings Plans apply only to a select group of senior management and highly compensated employees and are not qualified plans, these limitations do not apply. Non-qualified plans are more flexible in their design and can be more selective in terms of the employees who are allowed to participate.

     The main advantages of these Plans are the substantially greater deferral opportunity they can offer, as well as the 50 cents per dollar match on the first six percent of salary deferred in the Automatic Restoration Option, or first six percent of MIP bonuses deferred into the Incentive (MIP) Deferral Option. The main disadvantage is that the Plans are not funded nor are assets held in a trust, but rather the account balances are paid directly by United HealthCare out of its general assets. As a result, there is not the same security as in a qualified plan.

     Participation in the Executive Savings Plans does not affect your ability to participate in the 401(k) Savings Plan. You can participate in either or both Plans. However, you will be enrolled in the Executive Savings Plans Automatic Restoration Option only if you are participating in the 401(k) Savings Plan.

Q2.  WHAT ARE MY CHOICES FOR RECEIVING DISTRIBUTIONS FROM THE PLANS?

A2. When you enroll in the Plans, you need to elect the form of payment you wish to receive upon termination, death or disability:

     - One lump sum payment;

     - Annual installments over a three-year period; or

     - Annual installments over a five-year period.

     IF YOU DO NOT ELECT HOW YOU WANT YOUR ACCOUNT BALANCE DISTRIBUTED, IT
     WILL BE PAID OUT IN ONE LUMP SUM PAYMENT THE FEBRUARY FOLLOWING THE YEAR OF YOUR TERMINATION, PERMANENT TOTAL DISABILITY OR DEATH. THE DISTRIBUTION METHOD YOU ELECT DURING YOUR INITIAL ENROLLMENT FOR ESP IS IRREVOCABLE. YOU CANNOT CHANGE YOUR DISTRIBUTION METHOD IN THE FUTURE.

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Q3.  WHY DO I HAVE TO MAKE A DEFERRAL ELECTION BEFORE I KNOW WHAT I WILL BE
     PAID?

A3. In exchange for the opportunity to defer taxation on unearned income, the IRS requires that an irrevocable election to defer income must be made before the income is actually earned. Since your election will remain in effect for an entire year, you may want to be conservative in your deferral amount.

Q4. WHAT WOULD HAPPEN TO MY DEFERRALS IN THE EVENT THAT UNITED HEALTHCARE DECLARES BANKRUPTCY?

A4. In the unlikely event that United HealthCare declares bankruptcy, ESP participants would be viewed as general creditors and the claims for their accounts would be treated in the manner and sequence stipulated by the bankruptcy laws. Typically, ESP participants would share, on a pro-rata basis with all other general unsecured creditors of the company, in any assets that remain after payment of the company's obligations to secured creditors. In contrast, benefits under the United HealthCare 401(k) Savings Plan would not be affected by the bankruptcy of United HealthCare since they already are funded in trust.

Q5.  ARE DISTRIBUTIONS ELIGIBLE TO BE ROLLED OVER INTO AN IRA?

A5. No. Because these are not IRS tax-qualified plans, you cannot roll over your ESP distributions into an IRA or to another employer's qualified plan when you leave United HealthCare. When electing a non-qualified plan distribution, we encourage you to seek professional tax advice to determine the best course of action for your individual financial circumstances.

Q6.  HOW DO I KNOW HOW WELL THE INVESTMENT CREDIT OPTIONS ARE PERFORMING?

A6. You have daily access to your account and the performance of the investment credit options by calling the Retirement Plans Service Center at 1-888-842-2756. In addition, you will receive a statement of your account balance (currently quarterly). The statement includes a chart showing the investment credit performance of each of the fund options. Of course, past performance is not a guarantee of future performance.

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Q7.  WHY AM I CREDITED WITH AN EMPLOYER MATCH CONTRIBUTION ON MY DEFERRALS
     UNDER THE AUTOMATIC RESTORATION OPTION AND INCENTIVE (MIP) DEFERRAL OPTION, BUT NOT UNDER MY DEFERRALS FOR THE SALARY DEFERRAL OPTION?

A7. The Automatic Restoration Option and the Incentive (MIP) Deferral Option are intended to provide you with deferral and matching contribution opportunities that are similar to what would be available to you under the 401(k) Savings Plan, but which are not available to you because you are prevented from making further 401(k) Savings Plan deferrals as a result of reaching the 1998 $10,000 IRS deferral limit or the $160,000 compensation limit. The Salary Deferral Option is not designed or intended to "make up" for the 401(k) Savings Plan limitations, thus you are not credited with an employer match on deferrals you make under this Option.

Q8. CAN I CHANGE MY DISTRIBUTION ELECTION AFTER I BEGIN PARTICIPATING IN THE PLANS?

A8. No. Once your election has been made to defer funds into the Plans, the IRS prevents you from exercising any control over the form or timing of your distribution. This concept is referred to as "constructive receipt."

Q9. IS THE EMPLOYER MATCH IN THE PLANS SUBJECT TO SOCIAL SECURITY (FICA) AND/OR INCOME TAXES?

A9. The employer match is subject to FICA tax at the time that the match is credited to your ESP account. Whether the match is actually taxed depends on whether, at the time it is credited, you have exceeded the Social Security taxable wage base. The match will always be subject to and taxed under the OASDI portion of the FICA tax. The match is not, however, subject to federal or state income taxes at the time it is credited to your account. Instead, the match is generally subject to income tax when you receive a distribution from the Plans.

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